Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated September 16, 2022, with respect to the combined consolidated financial statements of Alliance Maritime Holdings, LLC and related entities, which appears in the Form 8-K/A of Helix Energy Solutions Group, Inc. dated September 16, 2022, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

October 28, 2022